UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2011

Flotek Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13270	90-0023731
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2930 W. Sam Houston Pkwy N., Suite 300 Houston, Texas	77043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 849-9911

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On February 25, 2011, Flotek Industries, Inc. and certain of its wholly-owned subsidiaries (collectively, the “Company”) entered into formal representation agreements with Basin Supply Corporation (“Basin”), a multinational, energy-focused supply chain management company, to market certain of the Company’s chemical and downhole tool products and services in select international markets. Pursuant to such agreements, which have terms of four years, the Company will issue to Basin warrants to purchase up to an aggregate of 200,000 shares of common stock of the Company per year (up to 800,000 shares over the terms of the agreements) upon Basin exceeding certain sales targets in any given year under the term of each agreement. The warrants will be exercisable for three years from the date of grant at an exercise price equal to 125% of the volume weighted average price of the Company’s common stock as of the applicable grant date of such warrants.

The issuance of the warrants will be made in reliance on an exemption from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2011, the Company and Johnna Kokenge entered into an Employment Agreement (the “Employment Agreement”) pursuant to which Ms. Kokenge will continue to serve as Vice President and Chief Accounting Officer of the Company.

The Employment Agreement (i) provides for a term of employment until the earlier of (1) December 31, 2012, (2) Ms. Kokenge’s resignation with or without Good Reason (as defined in the Employment Agreement) or Ms. Kokenge’s death or disability, and (3) termination by the Company with or without Cause (as defined in the Employment Agreement); (ii) provides that, upon termination of Ms. Kokenge’s employment by the Company without Cause (other than in connection with a Change of Control (as defined in the Employment Agreement)) or by Ms. Kokenge with Good Reason prior to the end of the term of employment and subject to the satisfaction of certain other specified conditions, Ms. Kokenge will be entitled to receive (1) severance compensation in an amount equal to 75% of the sum of her annual base salary and target bonus, payable at the end of each of the nine full calendar months following the execution and effectiveness of a release agreement and in an amount equal to one-ninth of such severance compensation and (2) coverage at the Company’s expense under the employee health insurance plan for a period of eight months following the execution and effectiveness of a release agreement; (iii) provides that if, within three months before or six months after a Change of Control, Ms. Kokenge’s employment with the Company is terminated by the Company without Cause or by Ms. Kokenge for any reason, she will be entitled to receive severance compensation equal to the greater of (1) the sum of her annual base salary and target bonus in effect for the year in which termination occurs and (2) the sum of her annual base salary and target bonus in effect for the year in which termination occurs, annualized over the period from termination until the expiration date of the Employment Agreement; and (iv) contains certain non-solicitation restrictions for a period of 12 months following the date of termination of employment with the Company.

Pursuant to the Employment Agreement, Ms. Kokenge will earn an annual base salary of $215,000. Additionally, Ms. Kokenge received a one-time cash payment of $16,250 as additional compensation for the period from August 1, 2010 through November 9, 2010. Ms. Kokenge received 100,000 shares of restricted common stock of the Company pursuant to that certain Restricted Stock Agreement dated as of November 10, 2010. In addition to the foregoing, Ms. Kokenge will be entitled to certain other perquisites, including annual bonuses in accordance with the Company’s management incentive plan with a target bonus of $107,500 for each of the 2010 and 2011 calendar years and reimbursement for certain expenses.

Item 7.01	Regulation FD Disclosure.

On February 28, 2011, the Company issued a press release announcing the matters described under Item 3.02 of this Current Report on Form 8-K. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Employment Agreement dated February 28, 2011

99.1	Press Release dated February 28, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOTEK INDUSTRIES, INC.

Date: March 2, 2011	By:	/s/ Jesse E. Neyman
Jesse E. Neyman
Executive Vice President, Finance and Strategic Planning

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement dated February 28, 2011

99.1	Press Release dated February 28, 2011